Exhibit 10.1

TOKEN PURCHASE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (the “Agreement”) is made and entered into as of May 17, 2022 by and BETWEEN:

Wave Sync Corp.

19 W 44th Street, Suite 1001

New York, NY 10036

(“Purchaser”)

and

WeWin DAO LLC

30 N Gould St Ste R

Sheridan, WY 82801

(“Seller”)

(collectively, the “Parties”)

WHEREAS, the Seller is a company engaged in the business of developing and operating a Web 3.0 decentralized Social Media Platform with a maximum supply of 100,000,000,000 WWC Tokens (the “Aggregate Tokens”); the Aggregate Tokens represent 100% of the issued and outstanding WWC Tokens and 100% of the voting rights in the Seller.

WHEREAS, the Purchaser is a company with its shares listed on the OTC Pink tier of the OTC markets with the ticker symbol “WAYS”.

WHEREAS, with the Purchase Price as consideration, the Purchaser desires to acquire Sale Tokens, which shall represent ten percent (10%) of the Aggregate Tokens (the “Token Purchase”).

NOW, THEREFORE, in consideration of the foregoing, representations, warranties, covenants and agreements herein contained and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF TOKENS

1.1 Purchase and Sale of the Tokens. Subject to the terms and conditions herein stated, subject to delivery of the Purchase Price to the Seller, the Seller agrees to sell, assign, transfer and deliver to the Purchaser on the Closing Date, and the Purchaser agrees to Purchase on the Closing Date, free and clear of all encumbrances, charges, liens, or mortgages whatsoever, 10,000,000,000 WWC tokens (the “Sale Tokens”), which represent ten percent (10%) of the ownership interest and voting rights in the Seller.

1.2 Purchase Price. The Purchaser and the Seller agree that the aggregate purchase price for the Sale Tokens shall be Ten Million Dollars ($10,000,000.00) (the “Purchase Price”) payable in Consideration Shares valued at $4.00 per Consideration Share in the total amount of Two Million and Five Hundred Thousand (2,500,000) shares of common stock of the Purchaser (the “Consideration Shares”). The parties agree that on the Closing Date and subject to the terms and conditions set forth herein, the Consideration Shares shall be delivered to the Seller and the Sale Tokens shall be delivered to the Purchaser as described in Article VI.

ARTICLE II

LOCK UP

2.1 Sale Tokens Lock Up. Except as contemplated in this Agreement, the Purchaser hereby covenants and agrees that during the period commencing on and including the date hereof and ending on and including the three hundred and sixty fifth (365th) day following the date of this Agreement (the “Sale Token Lock-Up Period”), the Purchaser will not, without the prior written consent of the Seller (which consent may not be reasonably withheld at the sole discretion of the Seller), directly or indirectly offer, sell (including without limitation, any short sale) assign, transfer, pledge, or otherwise dispose of, any Sale Tokens, unless the Seller achieves the listing of the WWC Token on a Cryptocurrency Central Exchange  prior the expiry of the Sale Token Lock-Up Period.

2.2 Consideration Shares Lock Up. Except as contemplated in this Agreement, the Seller hereby covenants and agrees that during the period commencing on and including the date hereof and ending on and including the three hundred and sixty fifth (365th) day following the date of this Agreement (the “Consideration Share Lock-Up Period”), the Seller will not, without the prior written consent of the Purchaser (which consent may not be reasonably withheld at the sole discretion of the Seller), directly or indirectly offer, sell (including without limitation, any short sale) assign, transfer, pledge, contract to sell, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) of the Exchange Act Rules, or otherwise dispose of, or announce the offering of, or request the Purchaser to file a registration statement under Securities Act in respect of, any Consideration Shares, unless the Purchaser achieves the listing of the its shares on the national stock exchange, such as NASDAQ or NYSE, prior to the expiry of the Consideration Share Lock-Up Period.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

3.1 The Seller hereby represents and warrants to the Purchaser as of the date of this Agreement unless specified herein:

(a)	the Seller and all of the Seller’s subsidiaries are duly formed, validly existing and in good standing under and by virtue of the laws of the State of Wyoming, and has all power and authority, corporate and otherwise, and all governmental licenses, franchises, permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted.

(b)	the execution, delivery and performance by the Seller of this Agreement are within the corporate powers of the Seller and have been duly authorized by all necessary action on the part of the Seller.

(c)	the Seller has heretofore made available to the Purchaser true and complete copies of the certificate of formation, articles of association, by-laws, operating agreements or other comparable organizational documents minute books and stock books, if applicable (the “Corporate Documents”), as in effect or constituted on the date hereof. The execution, delivery, and performance by the Seller of this Agreement and any has not violated and will not violate, and the consummation of the transactions contemplated hereby or thereby will not violate, any of the Corporate Documents or any applicable law. The Seller has not taken any action that is in violation of its Corporate Documents.

(d)	the Sale Tokens will be sold to the Purchaser free of all mortgages and charges or other encumbrances whatsoever and to the extent which mortgages, charges or encumbrances exist then that Seller shall do all things in order to obtain a full and complete discharge and release of that mortgage, charge or other encumbrance and provide the same to the Purchaser simultaneously with the execution of this Agreement;

(e)	the Seller has not issued the Sale Tokens to any party other than the Purchaser;

(f)	the Sale Tokens represent ten percent (10%) of the ownership interest and voting rights in the Seller;

(g)	the financial projections delivered to the Purchaser have been prepared by Seller in light of the past operations of its business, and reflect projections for the three-year period beginning on January 1, 2022. The projections are based upon estimates and assumptions stated therein, all of which Seller believes to be reasonable and fair in light of current conditions and current facts known to Seller and, as of the Closing Date, reflect Seller's good faith and reasonable estimates of the future financial performance of Seller and of the other information projected therein for the periods set forth therein;

(h)	each Material Contract identified by the Seller is in full force and effect and is valid and enforceable in accordance with its terms;

(i)	except as reported by the Seller:

a.	the Seller is in material compliance with all applicable terms and requirements of each Material Contract;

b.	to the knowledge of the Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Seller or other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; and

c.	to the knowledge of the Seller, Seller has not given to or received from any other person, any written notice or communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract

(j)	the Seller has not granted any option to any person to take up or acquire the Sale Tokens or any part thereof;

(k)	apart from the Aggregate Tokens, there are no other WWC tokens to be issued by the Seller;

(l)	except as contained in the Seller’s Corporate Documents, there is no restriction or limitation on the Seller’s power to sell the Sale Tokens to the Purchaser on the terms contained in this Agreement;

(m)	all consents have been obtained, all approvals given, all waivers obtained and all procedures followed as may be necessary either under the Corporate Documents of the Seller or under the members’ agreement to enable the transfer of all of the Purchase Tokens to the Purchaser so as to exclude all rights and interests of any other third party;

(n)	there are no Material claims against the Seller by any of its customers, clients, suppliers, employees or other persons that have not been duly disclosed in writing by the Seller to the Purchaser;

(o)	the Seller has not been in breach of any legislative standards, licences or permits which shall apply to the Seller, its ordinary business activities;

(p)	no major supplier of product of services of the Seller is likely to cease to supply those products or services to the Seller as a consequence of the sale of the Sale Tokens to the Purchaser;

(q)	the entering into this Agreement or the sale of the Sale Tokens is not an event entitling any person who is a party to any agreement with the Seller to terminate that agreement;

(r)	the Seller is solvent and able to pay debts as and when they fall due and there are no outstanding judgments or current litigation in which the Seller is involved that has not been fully disclosed in writing by the Seller to the Purchaser;

(s)	except as disclosed in writing to the Purchaser, the Seller is not in dispute with any of its customers or suppliers;

(t)	there are no amounts owed by any of the members of the Seller and/or the holders of the WWC Tokens to the Seller and nor are there any amounts owed by the Seller to any of its members of the Seller and/or the holders of the WWC Tokens that have not been disclosed in writing by the Seller to the Purchaser;

(u)	the business of the Seller has at all material times been conducted in the ordinary and usual course, all licences, permits, consents, leases, and approvals necessary for the Seller to carry on the business are in good standing and current; and

(v)	there is no fact or circumstance which if disclosed in writing to the Purchaser would cause the Purchaser not to enter into this Agreement or to enter into this Agreement on terms different to the current terms and less favourable to the Seller.

3.2 The Seller hereby represents and warrants to the Purchaser that all taxes (including all penalties and interest) of whatsoever kind of nature which have been assessed in respect to the Seller have been paid, that all returns in respect of tax have been ledged with the appropriate State, Provincial or Federal tax authority, the Seller is not subject to any tax audit or investigation and there are no proceedings in any court relating to any disputed tax liability of the Seller.

3.3 The Seller hereby represents and warrants to the Purchaser that in respect of all employees whether past or present of the Seller:

(a)	all their salary, wages, benefits and leave entitlements are paid;

(b)	there are no disputes or claims current at the date hereof nor any existing circumstances known to the Seller which might give rise to any dispute or claim by any such employee;

(c)	there are no amounts on whatsoever account owed by the Seller to any employee that have not been fully disclosed in writing to the Purchaser.

ARTICLE IV

ISSUANCE OF THE CONSIDERATION SHARES BY THE PURCHASER

4.1 The Purchaser Price for the sale of the Sale Tokens by the Seller to the Purchaser shall be the allotment by the Purchaser of the Consideration Shares to the Sellers at the Closing Date. The Consideration Shares shall be deemed fully paid shares of common stock shares if issued pursuant to this Agreement.

4.2 The Consideration Shares shall be issued in the form of book-entry to the Seller free of all encumbrances, charges, liens, or mortgages, so that the Seller shall become the lawful owner of those Consideration Shares and have all rights and entitlements attached to those Consideration Shares as are set out in the constitution of the Purchaser.

4.3 The Purchaser shall use its best efforts to have its board of directors approve the transactions set forth herein, in order to ensure that the issuance of the Consideration Shares to be effectively carried out and that all requirements in respect of that issuance are met.

ARTICLE V

REPRESENTAITONS AND WARRANTIES OF THE PURCHASER

5.1	The Purchaser hereby represents and warrants to the Seller as of the date of this Agreement unless specified herein:

(a)	the Purchaser has full power through its Board of Directors to allot the Consideration Shares to the Seller and such allotment shall not constitute the breach of any agreements with any other person, company or entity, or trigger any right or entitlement in any person, company or entity to make any claim or exercise any right or impose any obligation on the Purchaser;

(b)	the Purchaser’s shareholder list is up to date and correct and shows all shareholders of the Purchaser, their full names, addresses and the number of shares held by each of them.;

(c)	there are no special rights attaching to any of the Purchaser’s issued shares in the that have not been fully disclosed in writing to the Seller and except as disclosed in writing to the Seller, all shares issued in the Purchaser are shares of common stock and have been deemed as fully paid;

(d)	the Purchaser is solvent. There are no outstanding judgments against the Purchaser as at the date hereof and nor will there be at the Closing Date.

(e)	there is no shareholders’ agreement with any of the shareholders of the Purchaser whereby the shareholder has a pre-emptive right to require the Consideration Shares to be the first offered to him, her or it before they are allotted to the Seller, or if such rights do exist, they have been waived so as to permit the Purchaser to allot the Consideration Shares. If there is any current shareholders’ agreement with any of the Shareholders of the Purchaser, a copy has been provided by the Purchaser to the Sellers;

(f)	the Purchaser is not engaged in any litigation and the Purchaser is not aware of any Material claim that could be made against it by any person.

(g)	To the Purchaser’s Knowledge the Purchaser has not breached any legislative standards, licences or permits which shall apply to the Purchaser’s ordinary business activities;

(h)	there are no amounts owed by any of the shareholders of the Purchaser to the Purchaser and nor are there any amounts owed by the Purchaser to any of its shareholders that have not been disclosed in writing by the Purchaser to the Seller;

5.2 The Purchaser hereby represents and warrants to the Seller that in respect of all employees whether past or present of the Purchaser:

(a)	all their salary, wages, benefits and leave entitlements are paid;

(b)	there are no disputes or claims current at the date hereof nor any existing circumstances known to the Purchaser which might give rise to any dispute or claim by any such employee;

(c)	there are no amounts on whatsoever account owed by the Purchaser to any employee that have not been fully disclosed in writing to the Seller.

5.3 The Board of Directors of the Purchaser in resolving to enter into this Agreement has complied with all manner and form requirements necessary in order for those directors and the board to allot the Consideration Shares to the Seller.

5.4 The Purchaser warrants and represents to the Seller that all of the accounts of the Purchaser have been properly prepared so as to show true and fair view of the financial affairs of the Purchaser as at the date of the accounts.

5.5 The Purchaser warrants and represents to the Seller that all taxes (including all penalties and interest) of whatsoever kind of nature which have been assessed in respect to the Purchaser have been paid, that all returns in respect of tax have been ledged with the appropriate State, Provincial or Federal tax authority, the Seller is not subject to any tax audit or investigation and there are no proceedings in any court relating to any disputed tax liability of the Purchaser.

ARTICLE VI

CLOSING

6.1 Unless the parties agree otherwise in writing and subject to the conditions stated in this Agreement, the Token Purchase shall occur on or before June 27, 2022, at 5 P.M. Eastern Standard Time (the “Closing Date”). On Closing Date, all of the transactions contemplated by this Agreement shall be carried out to the fullest extent possible and all parties shall do all things and sign all documents as may be necessary to facilitate the carrying out of those transactions.

6.2	On Closing, the Seller shall:

(a)	Provide the Purchaser a signed resolution from the Seller’s board of directors authorizing this Agreement, the Purchase and issue of the Sale Tokens;

(b)	Execute the token transfer of the Sale Tokens in proper form, including proof of transfer into Purchaser’s cryptocurrency wallet designated by the Purchaser; and

(c)	Execute an application for allotment of the Consideration Shares to be allotted to him, her or it;

6.3 On Closing, the Purchaser shall:

(a)	Provide the address of the cryptocurrency wallet into which the Sale Tokens will be deposited; and

(b)	By a resolution of the Board of Directors allot the Consideration Shares to the Seller and authorize the secretary of the Purchaser to issue share certificates or book entry confirmation to the Seller in respect of the Consideration Shares allotted to it.

ARTICLE VII

MISCELLANEOUS

7.1 Denial of Merger. None of the covenants, warranties, representations or undertakings given by any party to this Agreement shall be deemed to merge or be modified at the Closing Date by the carrying out of any transactions or by the doing of any act of things by any party pursuant to this Agreement with the intent that all such covenants, warranties, representations and undertakings shall continue to be fully binding and enforceable by any party against any other party to this Agreement after the Closing Date.

7.2 Denial of Waiver. No party shall be deemed to have waived any of its rights to enforce any of the terms of this Agreement or to make any claim in respect of any breach of this Agreement, unless such waiver is in writing signed by the party giving such waiver.

7.3 Amendments. This Agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by all Parties.

7.4 Assignment. Neither party hereto may assign this Agreement without the written consent of the other.

7.5 Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to the choice of law or conflict of law provisions thereof. The Parties hereby consent to jurisdiction and venue in the federal and state courts located in the State of New York.

7.6 Whole Agreement. This Agreement represents the whole agreement between the parties and no prior representation, understandings, arrangements or undertakings not expressly set out in this Agreement shall have any effect on the construction of the terms of this Agreement or be implied into this Agreement and each party expressly acknowledges to the other party that they have not relied on any such prior representations, understandings, arrangements or undertakings in deciding to enter into this Agreement on the terms herein contained.

7.7 Material Contracts. Any written or oral agreement, contract, license, sublicense, lease, sublease or binding commitment or arrangement shall be considered as material (the “Material Contract”) if it is:

(i)	a contract that involves the performance of services or delivery of goods or materials by Seller of an amount or value in excess of $25,000 either (A) during fiscal 2022 or (B) reasonably expected for the fiscal year 2023 or any fiscal year thereafter, except for purchase orders for finished goods in the ordinary course of business, consistent with past practices and contracts that are terminable by the Seller without penalty or notice;

(ii)	a contract entered into by the Seller outside the ordinary course of business involving, or reasonably expected to involve, expenditures or receipts of the Seller in excess of $25,000;

(iii)	each lease, rental or occupancy agreement, license, installment or conditional sale agreement, or other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and/or conditional sales agreements involving aggregate payments of less than $25,000);

(iv)	each joint venture, partnership, and other similar contract (however named) involving (or reasonably expected to involve) a sharing of profits, losses, costs, or liabilities by the Seller with any other person;

(v)	a contract containing covenants that restrict the business activity of Seller or limit the freedom of the Seller to engage in any line of business or to compete with any person;

(vi)	a contract for capital expenditures in excess of $25,000;

(vii)	each indenture, mortgage, trust, deed, promissory note, loan agreement, security agreement, guarantee or other material agreement or material commitment for indebtedness;

(viii)	any indemnification agreements or other similar arrangements under which the Seller is obligated to indemnify any person;

(ix)	any settlement, conciliation or similar agreement pursuant to which Seller is required to pay consideration in excess of $25,000 after the date hereof;

(x)	a contract between Seller and any of its customers that involves the sale of goods by Seller to such distributor of an amount in excess of $25,000 either (A) during fiscal 2022 or (B) reasonably expected for fiscal 2023;

(xi)	a contract with any executive officers, directors, consultants or independent contractors of the Seller detailing their compensation, terms, and any other material conditions therein; and

(xii)	each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

7.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

Wave Sync Corp.

By:	/s/ Jiang Hui
	Name	Jiang Hui
	Title:	Chief Executive Officer
	Date:	May 17, 2022

WeWin DAO LLC

By:	/s/ Bing Liu
	Name	Bing Liu
	Title:	Chief Executive Officer
	Date:	May 17, 2022